EXHIBIT 10.2

ARCONIC INC.
CHANGE IN CONTROL SEVERANCE PLAN

The Company hereby amends and restates, effective as of May 14, 2019, the Arconic Inc. Change in Control Severance Plan (this “Plan”), which was originally adopted on January 11, 2002 (the “Effective Date”), subsequently amended on January 1, 2010, subsequently amended and restated on February 27, 2017, and subsequently amended and restated on February 1, 2018. All capitalized terms used and not otherwise defined herein are defined in Section 1 hereof.

SECTION 1.          DEFINITIONS. As hereinafter used:

1.1           “Affiliate” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.2           “Applicable Multiplier” shall mean (a) in the case of a Tier I Employee, three (3), (b) in the case of a Tier II Employee, two (2), and (c) in the case of a Tier III Employee, one and one-half (1.5); provided, however, that, with respect to an Eligible Employee who incurs a Severance Event during the three-year period immediately preceding such individual’s Mandatory Retirement Age, such multiplier shall be multiplied by a fraction, the numerator of which is the number of full and partial months remaining until such Eligible Employee attains Mandatory Retirement Age, and the denominator of which is thirty-six (36).

1.3           “Applicable Period” shall mean (a) in the case of a Tier I Employee, the thirty-six (36)-month period immediately following such Tier I Employee’s Severance Date, (b) in the case of a Tier II Employee, the twenty-four (24)-month period immediately following such Tier II Employee’s Severance Date, and (c) in the case of a Tier III Employee, the eighteen (18)-month period immediately following such Tier III Employee’s Severance Date; provided, however, that, with respect to an Eligible Employee who incurs a Severance Event during the three-year period immediately preceding such individual’s Mandatory Retirement Age, such period shall be multiplied by a fraction, the numerator of which is the number of full and partial months remaining until such Eligible Employee attains Mandatory Retirement Age, and the denominator of which is thirty-six (36).

1.4           “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

1.5           “Board” means (a) prior to a Change in Control, the Board of Directors of the Company and (b) following a Change in Control, if the Company is not the ultimate parent corporation of the group that includes the Company and all of its Affiliates and is not publicly traded, the board of directors of the ultimate parent company of such group.

1.6           “Business Combination” shall have the meaning set forth in Section 1.8(c).

1.7           “Cause” means: (a) the willful and continued failure by the Eligible Employee to substantially perform the Eligible Employee’s duties with the Employer that has not been cured within thirty (30) days after a written demand for substantial performance is delivered to the Eligible Employee by the Board, which demand specifically identifies the manner in which the Board believes that the Eligible Employee has not substantially performed the Eligible Employee’s duties, or (b) the willful engaging by the Eligible Employee in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of clauses (a) and (b) of this definition, (i) no act, or failure to act, on the Eligible Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Eligible Employee not in good faith and without reasonable belief that the Eligible Employee’s act, or failure to act, was in the best interest of the Company and (ii) in the event of a dispute concerning the application of this provision, no claim by the Company that Cause exists shall be given effect unless the Board determines that it has been established by clear and convincing evidence that Cause exists and a resolution to that effect is adopted by the affirmative vote of not less than three quarters (3/4) of the entire membership of the Board (after reasonable notice to the Eligible Employee and an opportunity for the Eligible Employee, together with the Eligible Employee’s counsel, to be heard by the Board).

1.8           “Change in Control” means the occurrence of an event set forth in any one of the following paragraphs:

(a)          any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 1.8, the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Affiliates or (iv) any acquisition pursuant to a transaction that complies with Sections 1.8(c)(i), 1.8(c)(ii) and 1.8(c)(iii);

(b)          individuals who, as of May 24, 2017, constituted the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 24, 2017 whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds ( 2/3) of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered a member of the Incumbent Board unless and until such individual is elected to the Board at an annual meeting of the Company occurring after the date such individual initially assumed office, so long as such election occurs pursuant to a nomination approved by a vote of at least two-thirds ( 2/3) of the directors then comprising the Incumbent Board, which nomination is not made pursuant to a Company contractual obligation;

2

(c)          consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its Subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its Subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (i) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, 55% or more of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more Subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent securities), except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(d)          the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company.

1.9           “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time.

1.10         “Committee” means the Compensation and Benefits Committee of the Board.

1.11         “Company” means Arconic Inc. or any successors thereto.

1.12         “DB Pension Plan” means any tax-qualified, supplemental or excess defined benefit pension plan maintained by the Company or any of its Affiliates and any other defined benefit plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined benefit retirement benefits.

3

1.13         “DC Pension Plan” means any tax-qualified, supplemental or excess defined contribution plan maintained by the Company or any of its Affiliates and any other defined contribution plan or agreement entered into between the Eligible Employee and the Company or any of its Affiliates which is designed to provide the Eligible Employee with supplemental defined contribution retirement benefits.

1.14         “Delayed Payment Date” shall have the meaning given in Section 2.1(g).

1.15         “Eligible Employee” means any Tier I, Tier II, or Tier III Employee. An Eligible Employee becomes a “Severed Employee” once he or she incurs a Severance Event.

1.16         “Employer” means the Company or any of its Subsidiaries that employs the applicable Eligible Employee.

1.17         “Entity” means any individual, entity, person (within the meaning of Section 3(a)(9) of the Exchange Act), or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than (a) an employee plan of the Company or any of its Affiliates, (b) any Affiliate of the Company, (c) an underwriter temporarily holding securities pursuant to an offering of such securities, or (d) a corporation owned, directly or indirectly, by shareholders of the Company in substantially the same proportions as their ownership of the Company.

1.18         “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

1.19         “Excise Tax” shall mean any excise tax imposed under Section 4999 of the Code.

1.20         “Good Reason” in respect of an Eligible Employee means the occurrence, after a Change in Control (or prior to a Change in Control, under the circumstances described in the second sentence of Section 1.29 hereof, treating all references below to a “Change in Control” as references to the date that the Company enters into an agreement the consummation of which would constitute a Change in Control), of:

(a)          the assignment to the Eligible Employee of any duties inconsistent with the Eligible Employee’s employment status with the Employer immediately prior to the Change in Control or a substantial adverse alteration in the nature or status of the Eligible Employee’s responsibilities from those in effect immediately prior to the Change in Control, including, but not limited to, (i) with respect to a Tier I Employee, the Eligible Employee’s ceasing to hold the office as the sole chief executive officer of the Company (or its parent or successor) and to function in that capacity, reporting directly to the board of directors of a public company, and (ii) with respect to a Tier II Employee, the Eligible Employee’s ceasing to report directly to the chief executive officer of a public company;

4

(b)          a reduction by the Company in the Eligible Employee’s total compensation and benefits in the aggregate from that in effect immediately prior to the Change in Control. Total compensation and benefits includes, but is not limited to (i) annual base salary, annual variable compensation opportunity (taking into account applicable performance criteria and the target bonus amount of annual variable compensation); (ii) long-term stock-based and cash incentive opportunity (taking into account applicable performance criteria and the target equity compensation amount); and (iii) benefits and perquisites under pension, savings, life insurance, medical, health, disability, accident and material fringe benefit plans of the Company or its Subsidiaries or Affiliates in which the Eligible Employee was participating immediately before the Change in Control;

(c)          the relocation of the Eligible Employee’s principal place of employment to a location more than fifty (50) miles from the Eligible Employee’s principal place of employment immediately prior to the Change in Control; or

(d)          the failure by the Employer to pay to the Eligible Employee any portion of the Eligible Employee’s compensation, within fourteen (14) days of the date such compensation is due.

The Eligible Employee’s right to terminate the Eligible Employee’s employment for Good Reason shall not be affected by the Eligible Employee’s incapacity due to physical or mental illness. The Eligible Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder. For purposes of any determination regarding the existence of Good Reason, any good faith determination by the Eligible Employee that Good Reason exists shall be conclusive.

1.21         “Incumbent Board” shall have the meaning set forth in Section 1.8(b).

1.22         “Mandatory Retirement Age” means, solely for purposes of this Plan, age seventy-five (75).

1.23         “Notice of Termination” shall have the meaning set forth in Section 3.5.

1.24         “Outstanding Company Common Stock” shall have the meaning set forth in Section 1.8(a).

1.25         “Outstanding Company Voting Securities” shall have the meaning set forth in Section 1.8(a).

1.26         “Person” shall have the meaning set forth in Section 1.8(a).

1.27         “Plan Payments” shall have the meaning given in Section 2.2(a).

1.28         A “Separation from Service” means a “separation from service” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h).

5

1.29         “Severance Event” means an Eligible Employee’s Separation from Service on or within two (2) years immediately following the date of a Change in Control, (a) by the Employer other than for Cause, or (b) by the Eligible Employee for Good Reason. In addition, for purposes of this Plan, the Eligible Employee shall be deemed to have incurred a Severance Event, if (i) the Eligible Employee’s Separation from Service occurs because his employment is terminated by the Employer without Cause prior to a Change in Control (whether or not a Change in Control ever occurs) and such termination was at the request or direction of an Entity that has entered into an agreement with the Company the consummation of which would constitute a Change in Control or (ii) the Eligible Employee’s Separation from Service occurs because he terminates his employment for Good Reason prior to a Change in Control (whether or not a Change in Control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such an Entity. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Eligible Employee shall be presumed to be correct unless the Board affirmatively determines that it has been established by clear and convincing evidence that such position is not correct. An Eligible Employee will not be considered to have incurred a Severance Event if his or her employment is discontinued by reason of the Eligible Employee’s death or a physical or mental condition causing such Eligible Employee’s inability to substantially perform his or her duties with the Employer, including, without limitation, such condition entitling him or her to benefits under any sick pay or disability income policy or program of the Company or any of its Affiliates.

1.30         “Severance Date” means the date on which an Eligible Employee’s Severance Event takes place.

1.31         “Severance Pay” shall have the meaning set forth in Section 2.1(a).

1.32         “Severed Employee” shall have the meaning set forth in Section 1.15.

1.33         “Subsidiary” shall have the meaning set forth in Rule 12b-2 under Section 12 of the Exchange Act.

1.34         “Tier I Employee” means each employee of the Company or any Subsidiary thereof who is designated by the Committee as eligible to participate in this Plan as a Tier I Employee.

1.35         “Tier II Employee” means (a) each Executive Vice President of the Company as of May 14, 2019 who has not waived in writing the right to participate in this Plan, and (b) each other employee of the Company or any Subsidiary thereof who is designated by the Committee as eligible to participate in this Plan as a Tier II Employee.

1.36         “Tier III Employee” means (a) each Board-elected officer as of May 14, 2019 who is not a Tier I Employee or Tier II Employee and who has not waived in writing the right to participate in this Plan, and (b) each other employee of the Company or any Subsidiary thereof who is designated by the Committee as eligible to participate in this Plan as a Tier III Employee.

1.37         “Transitional Contributions” means 2018 Transitional Employer Retirement Income Contributions (as defined in the Company’s Salaried Retired Savings Plan) and any corresponding contributions to supplemental or excess defined contribution plans.

6

SECTION 2.         BENEFITS.

2.1          Severance Payments and Benefits. Each Severed Employee shall be entitled, subject to Section 2.4, to receive the following payments and benefits from the Company.

(a)          Severance Pay. A lump sum cash amount (the “Severance Pay”) equal to the sum of (i) the product of (A) the sum of (1) the Severed Employee’s annual base salary, and (2) the Severed Employee’s target annual cash incentive compensation as in effect immediately prior to the Change in Control, and (B) the Applicable Multiplier, and (ii) the product of (A) such target annual cash incentive compensation and (B) a fraction, the numerator of which is the number of days elapsed through the Severance Date in the fiscal year during which the Severance Date occurs and the denominator of which is 365 (or 366, if such fiscal year is a leap year). For purposes of this Section 2.1(a), annual base salary shall be the higher of the Severed Employee’s (x) base monthly salary in the calendar month immediately preceding a Change in Control and (y) base monthly salary in the calendar month immediately preceding the Severed Employee’s Severance Date (in each case, without regard to any reductions therein which constitute Good Reason), multiplied by twelve (12).

(b)          Benefits. During the Applicable Period, the Company shall arrange to provide the Severed Employee and anyone entitled to claim through the Severed Employee life, accident and health (including medical, behavioral, prescription drug, dental and vision) benefits substantially similar to those provided to the Severed Employee and anyone entitled to claim through the Severed Employee immediately prior to the Severed Employee’s Severance Date or, if more favorable to the Severed Employee, those provided to the Severed Employee and those entitled to claim through the Severed Employee immediately prior to the first occurrence of an event or circumstance constituting Good Reason, at no greater after-tax cost to the Severed Employee than the after tax cost to the Severed Employee immediately prior to such Severance Date or occurrence.

(c)          DC Pension Plans. In addition to the retirement benefits to which the Severed Employee is entitled under each DC Pension Plan, the Company shall pay the Severed Employee a lump sum cash amount equal to the product of (i) the annual value of Company contributions or allocations (excluding any employee deferrals or contributions, Transitional Contributions, and earnings) to all DC Pension Plans, on behalf of the employee (determined based on the rate of contributions and allocations in effect as of immediately prior to such Change in Control, but assuming such contributions and allocations are applied to the annualized base salary plus target annual cash incentive compensation as determined in Section 2.1(a)) and (ii) the Applicable Multiplier.

(d)          DB Pension Plans. If the Severed Employee would have become eligible for an early retirement subsidy with respect to such Severed Employee’s retirement benefits under any DB Pension Plan had the Severed Employee remained employed through the end of the Applicable Period, in addition to the retirement benefits to which the Severed Employee is entitled under each DB Pension Plan, the Company shall pay the Severed Employee a lump sum cash amount equal to the excess of the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with the normal form of payment under each DB Pension Plan, commencing at the date on or after the last day of the Applicable Period as of which the actuarial equivalent of such form of payment is greatest) which the Severed Employee would have accrued and vested in under the terms of all DB Pension Plans determined:

7

(i)          without regard to any amendment to any DB Pension Plan made subsequent to a Change in Control and on or prior to the date of the Severed Employee’s Severance Date, which amendment adversely affects in any manner the computation of retirement benefits thereunder, and

(ii)         solely for purposes of determining eligibility for pension benefits, including all applicable retirement subsidies, as if the Severed Employee had accumulated (after the Severed Employee’s Severance Date) the number of additional months of age and service credit thereunder that the Severed Employee would have accumulated had the Severed Employee remained employed by the Company during the Applicable Period;

over the actuarial equivalent of the aggregate retirement pension (taking into account any early retirement subsidies associated therewith and determined in accordance with the normal form of payment under each DB Pension Plan, commencing at the date on or after the Severed Employee’s Severance Date as of which the actuarial equivalent of such form of payment is greatest) that the Severed Employee had accrued and vested in pursuant to the provisions of the DB Pension Plans as of the Severed Employee’s Severance Date.

For purposes of this Section 2.1(d), “actuarial equivalent” shall be determined based upon the Severed Employee’s age as of the Severed Employee’s Severance Date using the same assumptions utilized under the Arconic Retirement Plan I, Section 8.3(d)(ii) or the successor to such provision (without regard to applicable dollar limitations ($5,000 as of the Effective Date)) immediately prior to the Severed Employee’s Severance Date or, if more favorable to the Severed Employee, immediately prior to the first occurrence of an event or circumstance constituting Good Reason.

(e)          Post-Retirement Benefit Plans. If the Severed Employee would have become entitled to benefits under the Company’s post-retirement health care plans, as in effect immediately prior to the Severed Employee’s Severance Date or, if more favorable to the Severed Employee, as in effect immediately prior to the first occurrence of an event or circumstance constituting Good Reason, had the Severed Employee’s employment terminated at any time during the Applicable Period, the Company shall provide such post-retirement health care benefits to the Severed Employee and the Severed Employee’s dependents commencing on the later of (i) the date on which such coverage would have first become available in accordance with the terms of the applicable plan and (ii) the date on which benefits described in Section 2.1(b) terminate, and ending upon the death of the Eligible Employee. Any such benefit that is dependent on service or compensation shall be determined as if the Severed Employee had accumulated (after the Severed Employee’s Severance Date) the number of additional months of age and service credit thereunder that the Severed Employee would have accumulated had the Severed Employee remained employed by the Company through the end of the Applicable Period, and as if the Severed Employee had been credited with compensation for each full calendar month following the calendar month of the Severed Employee’s Severance Date up to the end of the Applicable Period equal to the Severed Employee’s annualized based salary as determined in Section 2.1(a), plus the Severed Employee’s target annual cash incentive compensation as determined in Section 2.1(a), divided by twelve (12). Except for the additional service and compensation credit during the Applicable Period, nothing herein is intended to provide the Severed Employee with benefits that exceed the benefits provided to other participants in the applicable post-retirement health care plans, as in effect from time to time.

8

(f)          The Company shall provide the Severed Employee with reasonable outplacement services suitable to the Severed Employee’s position through the date that is six (6) months following the Severed Employee’s Severance Date or, if earlier, the date on which the Severed Employee first accepts an offer of employment from a new employer.

(g)          The amounts described in Sections 2.1(a), (c) and (d) shall be paid to the Eligible Employee in a cash lump sum as soon as practicable after the Severance Date but in no event later than thirty (30) days after the Severance Date; provided that, if the Severed Employee is, as of the Severance Date, a “specified employee” within the meaning of Section 409A of the Code as determined in accordance with the methodology duly adopted by the Company as in effect on the Severance Date, then such lump sum amounts shall instead be paid on the first business day that is at least six (6) months after the Severance Date (or if sooner, upon the death of the Severed Employee) (the “Delayed Payment Date”), with interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the first business day after the Severance Date through the Delayed Payment Date.

2.2           Reduction of Certain Payments.

(a)          Anything in this Plan to the contrary notwithstanding, if the Accounting Firm (as defined below) shall determine that receipt of all Payments (as defined below) of any Severed Employee would subject the Severed Employee to the Excise Tax, the Accounting Firm shall determine whether to reduce any of the Payments paid or payable pursuant to this Plan (the “Plan Payments”) so that the Parachute Value (as defined below) of all Payments, in the aggregate, equals the Safe Harbor Amount (as defined below). The Plan Payments shall be so reduced only if the Accounting Firm determines that the Severed Employee would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if the Plan Payments were so reduced. If the Accounting Firm determines that the Severed Employee would not have a greater Net After-Tax Receipt of aggregate Payments if the Plan Payments were so reduced, the Severed Employee shall receive all Plan Payments to which the Participant is entitled hereunder.

(b)          If the Accounting Firm determines that aggregate Plan Payments should be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, the Company shall promptly give the Severed Employee notice to that effect and a copy of the detailed calculation thereof. All determinations made by the Accounting Firm under this Section 2.2 shall be binding upon the Company, its Affiliates and the Severed Employee and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the Severance Date. For purposes of reducing the Plan Payments so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, only amounts payable under the Plan (and no other Payments) shall be reduced. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing the Plan Payments that have a Parachute Value in the following order: Section 2.1(c), Section 2.1(d), Section 2.1(a), Section 2.1(b), Section 2.1(e), Section 2.1(f), in each case, beginning with payments or benefits that do not constitute non-qualified deferred compensation and reducing payments or benefits in reverse chronological order beginning with those that are to be paid or provided the farthest in time from the Severance Date, based on the Accounting Firm’s determination. All reasonable fees and expenses of the Accounting Firm shall be borne solely by the Company.

9

(c)          To the extent requested by the Severed Employee, the Company and its Affiliates shall cooperate with the Severed Employee in good faith in valuing, and the Accounting Firm shall take into account the value of, services provided or to be provided by the Severed Employee (including, without limitation, the Severed Employee’s agreeing to refrain from performing services pursuant to a covenant not to compete or similar covenant, before, on or after the date of a change in ownership or control of the Company (within the meaning of Q&A-2(b) of the final regulations under Section 280G of the Code)), such that payments in respect of such services may be considered reasonable compensation within the meaning of Q&A-9 and Q&A-40 to Q&A-44 of the Treasury Regulations under Section 280G of the Code and/or exempt from the definition of the term “parachute payment” within the meaning of Q&A-2(a) of the Treasury Regulations under Section 280G of the Code in accordance with Q&A-5(a) of the Treasury Regulations under Section 280G of the Code.

(d)          The following terms shall have the following meanings for purposes of this Section 2.2:

“Accounting Firm” shall mean a nationally recognized certified public accounting firm or other professional organization that is a certified public accounting firm recognized as an expert in determinations and calculations for purposes of Section 280G of the Code that is selected by the Company prior to a Change in Control for purposes of making the applicable determinations hereunder.

“Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to the Severed Employee’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Severed Employee in the relevant tax year(s).

“Parachute Value” of a Payment shall mean the present value as of the date of the change in control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

10

“Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Severed Employee, whether paid or payable pursuant to this Plan or otherwise.

“Safe Harbor Amount” shall mean the maximum Parachute Value of all Payments that the Severed Employee can receive without any Payments being subject to the Excise Tax.

The provisions of this Section 2.2 shall survive the expiration or termination of the Plan.

2.3           Legal Fees. The Company shall pay to any Eligible Employee all legal fees and expenses incurred by such Eligible Employee in disputing in good faith any issue hereunder or in seeking in good faith to obtain or enforce any benefit or right provided by this Plan; provided, that the payment of legal fees hereunder by the Company shall not be required if the Eligible Employee pursues such dispute in a manner inconsistent with the provisions of Section 3.3 hereof; and provided further, that the Eligible Employee shall be required to repay any such amounts to the Company to the extent that an arbitrator issues a final, unappealable order setting forth a determination that the position taken by the Eligible Employee was frivolous or advanced in bad faith. The Company shall pay to the Eligible Employee all legal fees and expenses incurred in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. All payments for legal fees and expenses shall be made within fourteen (14) business days after delivery of the Eligible Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. In order to comply with Section 409A of the Code, in no event shall the payments by the Company under this Section 2.3 be made later than the end of the calendar year next following the calendar year in which such fees and expenses were incurred, provided, that the Eligible Employee shall have submitted an invoice for such fees and expenses at least fourteen (14) business days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred. The amount of such legal fees and expenses that the Company is obligated to pay in any given calendar year shall not affect the legal fees and expenses that the Company is obligated to pay in any other calendar year, and the Eligible Employee’s right to have the Company pay such legal fees and expenses may not be liquidated or exchanged for any other benefit.

2.4           Withholding. The Company shall be entitled to withhold from amounts to be paid to any Eligible Employee hereunder any federal, state or local withholding or other taxes or charges (or foreign equivalents of such taxes or charges) which it is from time to time required to withhold under applicable law or regulation.

2.5           Status of Plan Payments. No payments or benefits pursuant to this Plan shall constitute “compensation” (or similar term) under any employee benefit plan sponsored or maintained by the Company or any of its Affiliates, including any DB Pension Plan or DC Pension Plan.

11

2.6           Mitigation; Setoff. A Severed Employee is not required to seek other employment or attempt in any way to reduce any amounts payable to the Severed Employee under the Plan. Further, no payment or benefit provided for in this Plan shall be reduced by any compensation earned by the Severed Employee as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Severed Employee to the Company or its Affiliates, or otherwise.

SECTION 3.         PLAN ADMINISTRATION; CLAIMS PROCEDURES.

3.1           The Committee shall administer the Plan and, prior to a Change in Control:

(a)          the Committee may interpret and construe the terms of the Plan, prescribe, amend and rescind rules and regulations under the Plan and make all other determinations necessary or advisable for the administration of the Plan, subject to all of the provisions of the Plan;

(b)          any determination by the Committee shall be final and binding with respect to the subject matter thereof on all Eligible Employees and all other persons;

(c)          the Committee may delegate any of its duties hereunder to such person or persons from time to time as it may designate.

Notwithstanding anything in the Plan to the contrary, after a Change in Control, neither the Committee nor any other person shall have discretionary authority in the administration of the Plan, and any arbitrator, court or tribunal that adjudicates any dispute, controversy, or claim in connection with benefits under Section 2 will apply a de novo standard of review to any determinations made by the Committee or the Company. Such de novo standard shall apply notwithstanding the grant of full discretion hereunder to the Committee or any person or characterization of any decision by the Committee or by such person as final, binding or conclusive on any party.

3.2           The Committee is empowered, on behalf of the Company, to engage accountants, legal counsel and such other personnel as it deems necessary or advisable to assist it in the performance of its duties under the Plan. The functions of any such persons engaged by the Committee shall be limited to the specified services and duties for which they are engaged, and such persons shall have no other duties, obligations or responsibilities under the Plan. Such persons shall exercise no discretionary authority or discretionary control respecting the management of the Plan. All reasonable expenses thereof shall be borne by the Company.

3.3           Claims Procedure.

(a)          In the event of a claim by an Eligible Employee, such Eligible Employee shall present the reason for his or her claim in writing to the Committee. The Committee shall, within ninety (90) days after receipt of such written claim (unless special circumstances require an extension of up to ninety (90) days, in which case written notice of the extension shall be furnished to the Eligible Employee prior to the end of the initial ninety (90)-day period, indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision), send a written notification to the Eligible Employee as to its disposition. In the event the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to the relevant Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Eligible Employee to perfect the claim and an explanation of why such material or information is necessary, and (iv) describe the Plan’s review procedures and the time limits applicable to such procedures, including the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA following a full or partial denial of the claim on review.

12

(b)          In the event that an Eligible Employee wishes to appeal the denial of his or her claim he or she may request a review of such denial by making application in writing to the Committee within sixty (60) days after receipt of such denial. An Eligible Employee (or his or her duly authorized legal representative) shall be provided, upon written request to the Committee and free of charge, reasonable access to, and copies of, all documents, records or other information in the Company’s possession relevant to his or her claim and may submit comments, documents, records and other information relating to the claim, which shall be taken into account by the Committee in reviewing its denial of the Eligible Employee’s claim, without regard to whether such information was submitted or considered in the initial claim.

(c)          Within sixty (60) days after receipt of a written appeal (unless special circumstances require an extension of up to sixty (60) days, in which case written notice of the extension shall be furnished to the Eligible Employee prior to the end of the initial sixty (60)-day period, indicating the special circumstances requiring an extension and the date by which the Committee expects to render its decision on review), the Committee shall notify the Eligible Employee of the final decision in writing. In the event the claim is wholly or partially denied on review, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to the relevant Plan provisions on which the denial is based, (iii) a statement of the Eligible Employee’s entitlement, upon written request to the Committee and free of charge, reasonable access to, and copies of, all documents, records or other information in the Company’s possession relevant to his or her claim, and (iv) describe the Eligible Employee’s right to bring a civil action under Section 502(a) of ERISA.

(d)          Notwithstanding the foregoing, upon the mutual agreement of the Eligible Employee and the Committee, any claim, dispute or controversy that has been submitted by the Eligible Employee in writing to the Committee may be submitted directly to arbitration in accordance with Section 3.4.

3.4           Any claim, dispute or controversy arising under or in connection with the Plan, and which is not resolved in accordance with Section 3.3, shall be settled exclusively by arbitration in New York City. All claims, disputes and controversies shall be submitted to the CPR Institute for Dispute Resolution (“CPR”) in accordance with the CPR’s rules then in effect; provided, however, that the evidentiary standards set forth in this Agreement shall apply. The claim, dispute or controversy shall be heard and decided by three (3) arbitrators selected from CPR’s employment panel. The arbitrators’ decision shall be final and binding on all parties. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

13

3.5           Any purported termination of an Eligible Employee’s employment shall be communicated by written Notice of Termination from one party hereto to the other party in accordance with Section 4.7. For purposes of this Plan, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Plan relied upon, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Eligible Employee’s employment under the provision so indicated, and shall specify the Severance Date (which, in the case of a termination by the Company, shall not be less than thirty (30) days, and, in the case of a termination by the Eligible Employee, shall not be less than fifteen (15) days nor more than sixty (60) days, respectively, after the date such Notice of Termination is given).

3.6           PLAN MODIFICATION OR TERMINATION.

The Plan may be amended or terminated by the Board at any time; provided, however, that the Committee may make amendments to the Plan (a) that are required by applicable law, (b) that will have minimal effect upon the Company’s cost of providing benefits under the Plan, or (c) that do not change or alter the character and intent of the Plan; and provided, further that the Plan may not be terminated, or amended in any manner that adversely affects any Eligible Employee (other than an Eligible Employee whose employment with the Company and its Subsidiaries commences subsequent to the applicable Change in Control), (i) within two (2) years immediately following a Change in Control, or (ii) in anticipation of a specific contemplated Change in Control.

SECTION 4.         GENERAL PROVISIONS.

4.1           Except as otherwise provided herein or by law, no right or interest of any Eligible Employee under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including, without limitation, by execution, levy, garnishment, attachment, pledge or in any manner. No attempted assignment or transfer of any such right or interest shall be effective, and no right or interest of any Eligible Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Eligible Employee. The Plan shall inure to the benefit of, and be binding upon, the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform the obligations set forth in the Plan in the same manner and to the same extent as the Company would be required to do so.

4.2           Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Eligible Employee, or any person whomsoever, the right to be retained in the service of the Company, and all Eligible Employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

4.3           If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

14

4.4           If a Severed Employee dies while any amount is still payable to such Severed Employee, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to the executor, personal representative or administrators of the Severed Employee’s estate.

4.5           The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

4.6           The Plan shall not be funded. No Eligible Employee shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

4.7           Any notice or other communication required or permitted pursuant to the terms hereof shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States certified mail, return receipt requested, or by overnight courier, postage prepaid, to the Company at its corporate headquarters address, to the attention of the Chief Legal Officer of the Company, or to the Eligible Employee at the Eligible Employee’s most recent home address reflected on the books and records of the Company.

4.8           This Plan shall be construed and enforced according to the laws of the State of New York, without regard to its principles of conflicts of law.

4.9           Payments to a Severed Employee under this Plan shall be in lieu of any severance or similar payments that otherwise might be payable under any plan, program, policy or agreement sponsored or maintained by the Company that provides severance benefits to employees upon termination of employment, except that the payment or acceleration of equity or equity-based awards shall be in addition to, rather than in lieu of, any payment or benefits due under the Plan.

4.10         The obligations under this Plan are intended to comply with the requirements of Section 409A of the Code or an exemption or exclusion therefrom and shall in all respects be administered in accordance with Section 409A of the Code. Each payment of compensation under this Plan shall be treated as a separate payment of compensation for purposes of applying Section 409A of the Code. All payments to be made upon a termination of employment under this Plan may only be made upon a “separation from service” under Section 409A of the Code to the extent necessary in order to avoid the imposition of penalty taxes on a Severed Employee pursuant to Section 409A of the Code. In no event may a Severed Employee, directly or indirectly, designate the calendar year of any payment under this Plan. Notwithstanding anything to the contrary in this Plan, all reimbursements and in-kind benefits provided under this Plan that are subject to Section 409A of the Code shall be made in accordance with the requirements of Section 409A of the Code, including without limitation, where applicable, the requirement that (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) the reimbursement of any eligible fees and expenses shall be made no later than the last day of the calendar year following the year in which the applicable fees and expenses were incurred; and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

15

IN WITNESS WHEREOF, the undersigned has caused this Plan to be effective as of the date first set forth above.

ARCONIC INC.

By:	/s/ Katherine H. Ramundo
Name:	Katherine H. Ramundo
Title:	Executive Vice President, Chief Legal Officer and Secretary

[Signature Page]